Exhibit 23.2

CONSENT OF TUUN CONSULTING INC.

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the "Company"), which are set forth in the Company's Annual Report on Form 10-K for the year ended October 31, 2017, in the Company's Registration Statements on Form S-1 (File Nos. 333-214228 and 333-221459), as amended, Form S-3 (File No. 333‑203393), as amended, and Form S-8 (File Nos. 333-140588, 333‑171723, 333-180142, 333‑214229, and 333-221460), or in any prospectuses or amendments or supplements thereto.  We also consent to the reference to us under the heading "Experts" in such Registration Statements and any related amendments or prospectuses.

TUUN CONSULTING INC.

Date: January 16, 2018	By:	/s/ Allan Reeves
Name: Allan Reeves, P.Geo., PMP
Title: President